Amendment #1 to License Agreement

Palomar Medical Technologies, Inc. (hereinafter, “PALOMAR”, as that term is defined in the AGREEMENT), The Procter & Gamble Company (hereinafter, “P&G”, as that term is defined in the AGREEMENT), and The Gillette Company (hereinafter, “GILLETTE”, as that term is defined in the AGREEMENT) have previously entered into a License Agreement dated February 29, 2008 (“AGREEMENT“).  This amendment (“AMENDMENT”) is entered into as of the last date of signing of this AMENDMENT by the parties (“AMENDMENT EXECUTION DATE”) and is retroactively effective as of October 1, 2010. PALOMAR, P&G, and GILLETTE hereby amend the AGREEMENT as follows:

Table 3.2 NOS-Based Payments.  Original Table 3.2 is deleted and replaced with the following new Table 3.2:

Table 3.2

	LAUNCH TTP TERM	INITIAL TTP TERM		REMAINING TTP TERM
		Pre-THRESHOLD TRIGGER	Post-THRESHOLD TRIGGER	Pre-THRESHOLD TRIGGER	Post-THRESHOLD TRIGGER
(as a percentage of NOS)
TTP’s	**	**	**	**	**
Royalties	**	**	**	**	**

Payments During LAUNCH TTP TERM.  The following new Sections 3.3.2.1, 3.3.2.1.1, 3.3.2.1.1.1, 3.3.2.1.2 are added:

3.3.2.1.
Payments During LAUNCH TTP TERM.  On a TTP-BEARING PRODUCT-by-TTP-BEARING PRODUCT basis, P&G shall pay to PALOMAR TTPs in the amount of **on that portion of worldwide NOS of each TTP-BEARING PRODUCT after LAUNCH and prior to the start of the INITIAL TTP TERM (“LAUNCH TTP TERM”).

** This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on December 9, 2010.

3.3.2.1.1.
Additional Payment During LAUNCH TTP TERM. If P&G does not meet its SPENDING COMMITMENT and either (a) the payments in Section 3.3.2.1 (Payments During LAUNCH TTP TERM) do not exceed ** or (b) P&G unilaterally terminates the AGREEMENT under Section 7.2.2 (Unilateral Termination of this AGREEMENT by P&G) during the LAUNCH TTP TERM, then P&G shall pay to PALOMAR a one-time sum of the difference between ** and the payments made under Section 3.3.2.1 (Payments During LAUNCH TTP TERM).  This “one-time sum of the difference” payment shall be paid to PALOMAR within thirty (30) days of the end of the LAUNCH TTP TERM, or, in the case of unilateral termination under 7.2.2 (Unilateral Termination of this AGREEMENT  by P&G), within thirty (30) days of such termination.

3.3.2.1.1.1.
Example.  By way of non-limiting example, if P&G did not meet the SPENDING COMMITMENT and under Section 3.3.2.1 (Payments During LAUNCH TERM TTP) P&G has paid TTPs to PALOMAR in the amount of only ** by either (a) the end of the LAUNCH TTP TERM or (b) before unilateral termination by P&G under Section 7.2.2 (Unilateral Termination of this AGREEMENT by P&G) within the LAUNCH TTP TERM, then P&G would pay PALOMAR a one-time sum of ** (i.e., the difference between ** and the TTPs of ** paid under Section 3.3.2.1).

3.3.2.1.2.
Payment if Delayed LAUNCH.  If P&G does not LAUNCH by **, then (i) subsection (b) of the definition of INITIAL TTP TERM (defined in Exhibit A, Section 40) shall be deleted and replaced with "(b) ending on a date which is determined by extending the date of **by three months for every QUARTER beyond the ** that LAUNCH is delayed, up to and including the QUARTER in which there is a LAUNCH" and (ii) subsection (b) of the definition of REMAINING TTP TERM (defined in Exhibit A, Section 129) shall be deleted and replaced with "(b) ending on a date which is determined by extending the date of ** by three months for every QUARTER beyond the ** that LAUNCH is delayed, up to and including the QUARTER in which there is a LAUNCH".   For clarity and by way of example, if P&G does not LAUNCH until **, then the INITIAL TTP TERM shall be extended from ** and the REMAINING TTP TERM shall be extended from **.

** This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on December 9, 2010.

Scope of TTP Obligation.  Original Section 3.3.4 is deleted and replaced with the following new Section 3.3.4:

3.3.4
Scope of TTP Obligation.  For clarity:  (a) no TTPs shall be payable by P&G pursuant to Section 3.3.2 (Payments During INITIAL TTP TERM), 3.3.3 (Payments During REMAINING TTP TERM), 3.3.2.1 (Payments During LAUNCH TTP TERM), or 3.3.2.1.1 (Additional Payment During LAUNCH TTP TERM) with respect to NOS of any LICENSED PRODUCT TOPICAL; (b) only one TTP under Section 3.3.2, 3.3.3, 3.3.2.1, or 3.3.2.1.1 will be payable by P&G with respect to any TTP-BEARING PRODUCT; and (c) P&G’s obligation to pay TTPs to PALOMAR pursuant to Section 3.3.2, 3.3.3, 3.3.2.1, or 3.3.2.1.1 with respect to each TTP-BEARING PRODUCT shall not commence until the first day of the TTP TERM and shall terminate with respect to all TTP-BEARING PRODUCTS on the last day of the TTP TERM.  All TTPs shall be non-creditable and non-refundable and there shall be no right of set-off with respect thereto.

TTP QUARTERLY PAYMENTS.  Original Section 3.3.5 is deleted and replaced with the following new Section 3.3.5:

3.3.5.
TTP QUARTERLY PAYMENTS. If P&G maintains an ANNUAL SPENDING AVERAGE of ** for the period from the start of P&G's first fiscal QUARTER (July Aug Sep) of 2010 until ** (“SPENDING COMMITMENT”), then P&G shall pay to PALOMAR the payments set forth in Table 3.3.5, (each, a “TTP QUARTERLY PAYMENT”) for the period from the start of P&G’s second fiscal QUARTER (Oct Nov Dec) of 2010 up to and including the QUARTER in which there is a LAUNCH. Each TTP QUARTERLY PAYMENT shall be payable only once per QUARTER (or as otherwise noted in Table 3.3.5) irrespective of the number of TTP-BEARING PRODUCTS that are developed or commercialized by P&G pursuant to this AGREEMENT.  TTP QUARTERLY shall be non-creditable and non-refundable and there shall be no right of set-off with respect thereto.

Table 3.3.5.

**

** This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on December 9, 2010.

Additional TTP Quarterly Payments.  The following new Section 3.3.5.1 is added:

3.3.5.1.
ADDITIONAL TTP QUARTERLY PAYMENTS.  In addition to the payments in Table 3.3.5, with respect to only the first of either a LICENSED PRODUCT or a TTP BEARING PRODUCT that is LAUNCHED (but not for both) by P&G under this AGREEMENT: (a) if P&G LAUNCHES during **, then P&G will pay PALOMAR the sum of **; (b) if P&G LAUNCHES during the **, then P&G will pay PALOMAR the sum of **; and (c) if P&G LAUNCHES during the **, then P&G will pay PALOMAR the sum of **.  For clarity, no such payment will be due for any subsequent LAUNCH of any other LICENSED PRODUCT or TTP BEARING PRODUCT.  All payments under this Section 3.3.5.1 shall be made by P&G to Palomar within thirty (30) business days of LAUNCH.  For the avoidance of doubt, the Additional TTP Quarterly Payments of this Section 3.3.5.1 are relevant for only for **.

Annual Spending Average.  The following new Section 3.3.5.2 is added:

3.3.5.2.	“ANNUAL SPENDING AVERAGE” means the average spending on LICENSED PRODUCT COMMERCIALIZATION COSTS by P&G over past P&G FISCAL YEAR(s) beginning with P&G FISCAL YEAR 2010/2011 until **

Licensed Product Commercialization Costs.  The following new Section 3.3.5.3 is added:

3.3.5.3.
“LICENSED PRODUCT COMMERCIALIZATION COSTS” includes any and all costs associated with P&G’s program for LICENSED PRODUCTS or TTP-BEARING PRODUCTS ahead of a LAUNCH, consistent with (a) P&G SRA/P (Selling Research Administration/Product Supply Non-Manufacturing Expenses), (b) P&G MSA (Market Support Activities) accounting protocols (including, by way of non-limiting example:  research and development expenses, marketing program expenses such as agency and copy development fees, product supply non-manufacturing expenses such as purchasing, quality assurance and engineering cost, and overhead expenses), and (c) P&G-funded capital spending and supplier financial commitments, but (d) expressly does not include marketing costs associated with media in support of LAUNCH.

** This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on December 9, 2010.

Failure to Maintain SPENDING COMMITMENT.  The following new Sections 3.3.5.4, 3.3.5.4.1, 3.3.5.4.1.1, 3.3.5.4.1.2, 3.3.5.4.1.3, and 3.3.5.4.2 are added:

3.3.5.4.	Failure to Maintain SPENDING COMMITMENT. If P&G’s SPENDING COMMITMENT is not met, then for each P&G FISCAL YEAR following the P&G FISCAL YEAR in which P&G fails to achieve the SPENDING COMMITMENT:

3.3.5.4.1.	P&G shall be required to pay Palomar One Million Two Hundred and Fifty Thousand Dollars (USD $1,250,000) for each QUARTER (each, a “TTP QUARTERLY PAYMENT”) up to and including the earlier of:

3.3.5.4.1.1.
the QUARTER in which P&G sends PALOMAR written notice that P&G has met the SPENDING COMMITMENT, which written notice shall include a statement from a third-party auditor (paid for by P&G) confirming the SPENDING COMMITMENT obligation has been satisfied and no other information, and upon receipt of such written notification by PALOMAR, the payments in Table 3.3.5 (TTP QUARTERLY PAYMENTS) would be reinstated, effective for the following QUARTER; or

3.3.5.4.1.2.	**; or

3.3.5.4.1.3.	the QUARTER in which a LAUNCH by P&G occurs anywhere in the world (but not for any QUARTER thereafter).

3.3.5.4.2.
Mutually Exclusive Payment Obligations.  For clarity, payments in Table 3.3.5 (TTP QUARTERLY PAYMENTS) and payments in Section 3.3.5.4.1 are mutually exclusive.  By way of example, payments as set forth in Table 3.3.5 are the only payments required by P&G if the SPENDING COMMITMENT is met; and payments as set forth in Section 3.3.5.4.1 are the only payments required by P&G if the SPENDING COMMITMENT is not met.  Beginning in the ** and if prior to a LAUNCH, only those payments as indicated in Table 3.3.5 will be paid by P&G to PALOMAR.

Auditing.  The following new Section 3.3.3.5 is added.

3.3.3.5.	Auditing. The SPENDING COMMITMENT shall be auditable by PALOMAR in accordance with Section 3.10.2.1 (SPENDING COMMITMENT Audit).

** This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on December 9, 2010.

TTP and Royalty Payments In General.  Original Section 3.8.1 is deleted and replaced with the following new Section 3.8.1.

3.8.1.
In General.  Royalties and TTPs payable pursuant to Sections 3.3.2 (Payments During INITIAL TTP TERM), 3.3.2.1 (Payments During LAUNCH TTP TERM), 3.3.2.1.1 (Additional Payment During LAUNCH TTP TERM), 3.3.3 (Payments During REMAINING TTP TERM), and 3.4.1 (In General) shall be payable on a QUARTERLY basis within sixty (60) days after the end of each QUARTER, based upon the NOS during such QUARTER.

SPENDING COMMITMENT Audit.  The following new Section 3.10.2.1 is added:

3.10.2.1.
SPENDING COMMITMENT Audit. Upon the written request of PALOMAR and (a) not more than once in each P&G FISCAL YEAR in the Jul-Aug-Sep QUARTER or the Oct-Nov-Dec QUARTER of that P&G FISCAL YEAR or (b) within sixty (60) days of termination under 7.2.2 (Unilateral Termination of this AGREEMENT by P&G):  P&G shall permit Ernst & Young or an independent accounting firm mutually agreed to by the PARTIES and hired by PALOMAR at P&G’s expense, to have access during normal business hours, and upon reasonable prior written notice, to such of the accounting records of P&G as may be reasonably necessary to verify whether the SPENDING COMMITMENT obligation is met for any applicable P&G FISCAL YEAR ending not more than twenty-four (24) months prior to the date of such request.  The accounting firm shall disclose to P&G and PALOMAR whether the SPENDING COMMITMENT obligation has been satisfied.  No other information shall be provided to PALOMAR.

Mode of Payment.  The last sentence in original Section 3.11 is deleted and replaced with the following new sentence:

Unless otherwise designated by PALOMAR in writing, all payments to PALOMAR under this AGREEMENT shall be made by wire transfer to the following bank account:

**

** This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on December 9, 2010.

Unilateral Termination of this AGREEMENT by P&G.  The following new Sections 7.2.2.1, 7.2.2.2, 7.2.2.2.1, 7.2.2.2.2, 7.2.2.2.3, and 7.2.2.2.4 are added:

7.2.2.1.
Unilateral Termination of this AGREEMENT by P&G Before LAUNCH – SPENDING COMMITMENT Not Met.  If, at any time prior to LAUNCH, P&G terminates this AGREEMENT under Section 7.2.2 (Unilateral Termination of this AGREEMENT by P&G), then P&G will pay the difference between the payments in Table 3.3.5 (TTP QUARTERLY PAYMENTS) and One Million Two Hundred and Fifty Thousand Dollars (USD $1,250,000) for those QUARTERS in any P&G FISCAL YEAR in which the SPENDING COMMITMENT was not met.

7.2.2.2.	Unilateral Termination of this AGREEMENT by P&G Before LAUNCH – SPENDING COMMITMENT Met. If P&G has met the SPENDING COMMITMENT, and:

7.2.2.2.1.	1st Calendar Quarter Termination. if P&G terminates this AGREEMENT under Section 7.2.2 (Unilateral Termination of this AGREEMENT by P&G), during the **, then P&G will pay PALOMAR the sum of **; or

7.2.2.2.2.	2nd Calendar Quarter Termination. if P&G terminates this AGREEMENT under Section 7.2.2 (Unilateral Termination of this AGREEMENT by P&G) during the **, then P&G will pay PALOMAR the sum of **; or

7.2.2.2.3.	3rd Calendar Quarter Termination. if P&G terminates this AGREEMENT under Section 7.2.2 Unilateral Termination of this AGREEMENT by P&G) during the **, then P&G will pay PALOMAR the sum of **.

7.2.2.2.4.
Payment Timing.  All payments under Section 7.2.2.2, 7.2.2.2.1, 7.2.2.2.2, and 7.2.2.2.3 shall be made by P&G to Palomar within thirty (30) business days of P&G's written notice of termination to PALOMAR.

Payments. Original Sections 7.3.3 and 7.5.3 are deleted and replaced with the following new Sections 7.3.3 and 7.5.3.

7.3.3
Payments.  All payment obligations of P&G, if any, pursuant to Article 3 (Payments & Reports) shall terminate, subject to Section 7.3.5 (Authorized Sell-Off), with the exception that Section 3.3.2.1.1 (Additional Payment During LAUNCH TTP TERM) and Section 7.2.2.1 (Unilateral Termination of this AGREEMENT by P&G Before LAUNCH – SPENDING COMMITMENT Not Met) shall survive termination provided such termination by P&G in Section 3.3.2.1.1 and Section 7.2.2.1 is not due to a material breach by PALOMAR.

** This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on December 9, 2010.

7.5.3
Survival. Subject to and without limiting anything contained in this Article 7 (Term & Termination of this AGREEMENT), Sections 1.2.2, 1.3 (other than the first sentence thereof), 1.4.1, 1.4.2, 1.5 (other than the first sentence thereof), 1.6, 1.7, 2.1.2, 2.2.1.2, 2.2.2, 2.3.2, 2.3.3, 2.4, 3.3.2.1.1, 3.3.3.5, 3.7, 3.8.2, 3.10, and 3.12, the last sentence of Section 2.1.1, and Articles 4, 5, 6, 7, 8, 10 and 11 of this AGREEMENT shall survive the termination of this AGREEMENT for any reason except however, with respect to Sections 3.3.2.1.1(a), if a termination by P&G is due to a material breach by PALOMAR; all other provisions shall terminate on any such termination of this AGREEMENT.

Adjustments for Off-Label Sales.  Original Section 9.5 (Economic Adjustments for Off-Label Sales) and its subsections are deleted.

Notices. In original Section 11.5 Notices, PALOMAR's address is deleted and replaced with the following new address.

If to PALOMAR, to:

Palomar Medical Technologies, Inc.
15 Network Drive
Burlington, MA 01803
Attention: President & General Counsel
Facsimile:  (781) 993-2300

Appendix A. Appendix A Sections 39, 42, 43, 53, 148 and 150 are deleted, and the following new Sections 39, 42, 43, 53, 148, 150, and 153-157 are added:

39.	[intentionally left blank]

42.	[intentionally left blank]

43.	[intentionally left blank]

53.	“LAUNCH” means, with respect to a LICENSED PRODUCT or TTP-BEARING PRODUCT, the date on which the FIRST COMMERCIAL SALE of such product occurs.
148.	“TTP QUARTERLY PAYMENT” is defined in Section 3.3.5 and 3.3.5.4.1.

150.	“TTP TERM” means the period commencing (a) on the first day of the LAUNCH TTP TERM and (b) ending on the last day of the REMAINING TTP TERM.

153.	“ANNUAL SPENDING AVERAGE” is defined in Section 3.3.5.2.

154.	“LICENSED PRODUCT COMMERCIALIZATION COSTS” is defined in Section 3.3.5.3.

155.	“LAUNCH TTP TERM” is defined in Section 3.3.2.1.

156.	“SPENDING COMMITMENT” is defined in Section 3.3.5.

157.	“TTP QUARTERLY PAYMENT” is defined in Section 3.3.5.4.1.

Acknowledgement of 4th Quarter 2010 Payment.  The PARTIES hereby acknowledge PALOMAR’s receipt of P&G’s fourth calendar QUARTER 2010 (Oct Nov Dec 2010) payment under Table 3.3.5.  In addition, for clarity, the TTP QUARTERLY PAYMENTS made prior to this AMENDMENT, shall be non-creditable and non-refundable and there shall be no right of set-off with respect thereto.

Press Release Regarding AMENDMENT.  On or after the AMENDMENT EXECUTION DATE, each PARTY shall have the right to issue a press release in the form of Attachment 1, announcing this AMENDMENT.  Each PARTY shall have the right to publicly disclose any statements contained in this press release (Attachment 1) regarding this AMENDMENT, without the prior consent or approval of the other PARTY.

Filing of this AMENDMENT with SEC.  PALOMAR shall file a redacted version of this AMENDMENT with the SEC within four (4) BUSINESS DAYS of the execution of this AMENDMENT along with a request for confidential treatment of the redacted portions. The PARTIES shall have agreed on the proposed redactions to this AMENDMENT within two (2) BUSINESS DAYS of the execution of this AMENDMENT.

Headings.  The headings or titles of sections in this AMENDMENT are provided for convenience and are not to be used in construing the AGREEMENT.

Except as modified by this AMENDMENT, all of the terms and conditions of the AGREEMENT shall remain in full force and effect.  This AMENDMENT shall be governed by the laws of the Commonwealth of Massachusetts (without reference to the rules of conflict of laws thereof), and any dispute with respect hereto shall be resolved in accordance with Article 10 of the AGREEMENT.

IN WITNESS WHEREOF, the PARTIES hereto have caused this AMENDMENT to be signed by their duly authorized representatives.

For:  Palomar Medical Technologies, Inc. For:  The Procter & Gamble Company

By: /s/ Joseph P. Caruso	By: /s/ Jeffrey D. Weedman
Joseph P. Caruso	Jeffrey D. Weedman
CEO	Vice President
Global Business Development

Date: December 8, 2010	Date: December 9, 2010

For: The Gillette Company

By: /s/ Jeffrey D. Weedman
Vice President
Global Business Development

Date: December 9, 2010

Attachment 1 - Press Release Regarding AMENDMENT

NEWS RELEASE for December 9, 2010

Contacts:	Kerry McAnistan
Investor Relations Assistant
Palomar Medical Technologies, Inc.
781-993-2411
ir@palomarmedical.com

PALOMAR AND P&G AMEND LICENSE AGREEMENT

TO SUPPORT SUCCESSFUL PRODUCT LAUNCH

BURLINGTON, MA (December 9, 2010) … Palomar Medical Technologies, Inc. (Nasdaq:PMTI), a leading researcher and developer of light-based systems for cosmetic treatments, today announced that it has entered into an amendment to its non-exclusive License Agreement executed February 29, 2008 (retroactively effective as of February 14, 2003) with The Procter & Gamble Company (NYSE:PG).  The amendment provides additional funding from each company to meet the common goal of a successful product launch. The amendment does not change the scope of P&G’s non-exclusive license to Palomar's broad patent portfolio as well as its non-exclusive license to the extensive technology developed by Palomar prior to February 28, 2008 for home-use light-based hair removal devices for women.

Under the amended License Agreement, P&G and Palomar have agreed to reduce pre-commercial launch calendar quarterly payments from $1.25 million to $1 million for the calendar quarter ending December 31, 2010 and thereafter to $2 million per year for an agreed period, after which the payments return to $1.25 million per calendar quarter if no product has been launched.  P&G will apply the savings, together with agreed minimum overall program funding, to accelerating product readiness and commercialization while Palomar will be paid an increased percentage of sales after commercial launch.

P&G’s Vice President of New Business Creation Jennifer Dauer said “We have been actively working on development of this product and are pleased with our progress to date. This amendment better balances short and long term financial compensation to enable our mutual objective of successfully getting this technology to market.”

Commenting on this development, Palomar Chief Executive Officer Joseph P. Caruso said, “Together the companies have each agreed to invest more to put this product in consumers’ hands as early as possible.  We are trading some of our fixed short-term pre-commercial launch calendar quarterly payments for an increase in sales related payments post launch that we believe will provide us greater benefit in the long run.”

For more information, please see the Amendment filed as Exhibit 10.1 to a Current Report on Form 8-K filed today and the non-exclusive License Agreement filed as Exhibit 10.1 to a Current Report on Form 8-K filed March 3, 2008.

About Palomar Medical Technologies Inc.: Palomar is a leading researcher and developer of light-based systems for cosmetic treatments. Palomar pioneered the optical hair removal field, when, in 1997, it introduced the first high-powered laser hair removal system. Since then, many of the major advances in light-based hair removal have been based on Palomar technology. In December 2006, Palomar became the first company to receive a 510(k) over-the-counter (OTC) clearance from the United States Food and Drug Administration (FDA) for a new, patented, home-use, light-based hair removal device. In June 2009, Palomar became the first company to receive a 510(k) OTC clearance from the FDA for a new, patented, home-use, laser device for the treatment of periorbital wrinkles. OTC clearance allows these products to be marketed and sold directly to consumers without a prescription. There are now millions of light-based cosmetic procedures performed around the world every year in physician offices, clinics, spas and salons.  Palomar is testing many new and exciting applications to further advance the hair removal market and other cosmetic applications. Palomar is focused on developing proprietary light-based technology for introduction to the mass markets.

For more information on Palomar and its products, visit Palomar’s website at www.palomarmedical.com. To continue receiving the most up-to-date information and latest news on Palomar as it happens, sign up to receive automatic e-mail alerts by going to the About Palomar/Investors section of the website.

With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements, including, but not limited to, statements relating to new markets, future royalty amounts due from third parties, development and introduction of new products, and financial and operating projections. These forward-looking statements are neither promises nor guarantees, but involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements. These risk factors include, but are not limited to, results of future operations, technological difficulties in developing or introducing new products, the results of future research, lack of product demand and market acceptance for current and future products, the effect of economic conditions, challenges in managing joint ventures and research with third parties and government contracts, the impact of competitive products and pricing, governmental regulations with respect to medical devices, including whether FDA clearance will be obtained for future products and additional applications, the results of litigation, difficulties in collecting royalties, potential infringement of third-party intellectual property rights, factors affecting the Company's future income and resulting ability to utilize its NOLs, and/or other factors, which are detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended December 31, 2009 and the Company's quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.